PELOTON

February 6, 2017
Thomas P. Cortese

Dear Tom:

Peloton Interactive, Inc. (together with its successors and assigns, the "Company'') is pleased to offer you continued employment on the terms set forth in this letter agreement (the "Agreement"), which supersedes and replaces any existing agreements, whether written or oral, with respect to the matters set forth herein:

1. Position. Your title will be Chief Operating Officer, and you will report to the Company's President as determined by the Company. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. The Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. You will also be eligible for an annual bonus (the "Annual Bonus") with a target of 50% of your base salary (''Target Bonus"). The actual Annual Bonus payout will be based on achievement of performance goals to be determined by the Company's Board of Directors (the "Board") or its Compensation Committee and may be higher or lower than the Target Bonus. The actual Annual Bonus payout may be higher or lower than the Target Bonus. The Annual Bonus, if any, will be payable within 2½ months following the end of the Company's fiscal year (currently February 28) to which it relates. The Annual Bonus, if any, will be payable following the end of the fiscal year to which it relates. Except as set forth below, the Annual Bonus will be payable only if you remain employed by the Company on the date of payment.
3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time.
4.Equity.

(a)As of the date of this Agreement, you hold shares of the Company's common stock (the "Common Stock") and options to purchase Common Stock as follows:

PELOTON
(i)494,263 shares of Common Stock, all of which are fully vested.
(ii)An incentive stock option ("Option 1") under the Company's 2015 Stock Plan (the "Plan") to purchase 156,384 shares of Common Stock pursuant to a Stock Option Agreement (with Notice of Stock Option Grant) dated July 13, 2015 ("Option Agreement 1"). 25% of the shares subject to Option 1 vested on September 30, 2014, with the balance vesting in equal monthly installments over the next 36 months of continuous service thereafter, as described in Option Agreement 1.
(iii)An incentive stock option ("Option 2") under the Plan to purchase 203,000 shares of Common Stock pursuant to a Stock Option Agreement (with Notice of Stock Option Grant) dated July 13, 2015 ("Option Agreement 2"). 25% of the shares subject to Option 2 vested on March 30, 2016, with the balance vesting in equal monthly installments over the next 36 months of continuous service thereafter, as described in Option Agreement 2.
(iv)An incentive stock option ("Option 3") under the Plan to purchase 200,000 shares of Common Stock pursuant to a Stock Option Agreement (with Notice of Stock Option Grant) dated April 20, 2016 ("Option Agreement 3"). 1/48th of the shares subject to Option 3 vest upon the completion of each month of continuous service after January 1, 2016, as described in Option Agreement 3.
(b)Subject to the approval by the Board or its Compensation Committee, Option Agreement 1, Option Agreement 2 and Option Agreement 3 will be amended such that if your employment is terminated without Cause (as defined below) or if you resign for Good Reason (as defined below), 100% of the shares subject to Option 1, Option 2 and Option 3 will be deemed vested (the "Option Acceleration").
(c)For purposes of this Agreement, "Cause" is defined as any of the following: (i) any act or omission that constitutes a material breach by you of your obligations under this Agreement or any other agreement between you and the Company; (ii) your failure or refusal to perform the lawful duties required of you as an employee of the Company to the reasonable satisfaction of the Company; (iii) any material violation by you of any (x) written policy, rule or regulation of the Company or (y) any law or regulation applicable to the business of the Company; (iv) your act or omission constituting fraud, dishonesty, breach of fiduciary duty, gross negligence, willful misconduct or intentional misrepresentation in relation to your duties to the Company, or any of its respective customers, suppliers or other material business relations; or (v) your conviction of, or plea of guilty or nolo contendere to, any crime which constitutes a felony or crime of moral turpitude.
(d)For purposes of this Agreement, "Good Reason" is defined as any of the following occurring without your prior written consent: (i) relocation of your principal place of business by more than SO miles, (ii) a significant diminution of job function, including a demotion that changes your title to anything other than a C-level executive position, or (iii) a

PELOTON
significant decrease in base salary compensation or your Target Bonus opportunity as a percentage of your base salary; provided, in each case, that you provide notice of such circumstances to the Company's Chief Executive Officer (or principal executive officer, regardless of title) within 90 days of such circumstances' occurrence, the Company fails to cure such circumstances within 30.days of receipt of such notice and you resign within 180 days of such circumstances coming into existence.

5.Termination Without Cause or Resignation for Good Reason.

(a) If your employment with the Company is terminated by the Company without Cause, or in the event of your resignation for Good Reason, then, subject to the conditions set forth in this Section S, you will become eligible to receive (i) severance pay in an aggregate amount equal to twelve (12) months of your base salary, to be paid in equal installments at your then base salary rate (determined without regard to any reduction giving rise to your right to resign for Good Reason) in accordance with the Company's regular payroll cycle for 12 months following the date of your termination of employment, and (ii) the Option Acceleration (together, "Severance Pay"). The salary continuation payments in (i) above will commence within 60 days after your termination date and, once they commence, will include any unpaid amounts accrued from the termination date; provided that, if the 60 day-period described in the preceding clause spans two calendar years, then the payments will in any event begin in the second calendar year.
(b) Except as set forth herein, the Severance Pay does not entitle you to any ongoing benefits from the Company and you will not be an employee of the Company for any purpose during any period that you are receiving Severance Pay. In order to receive Severance Pay, you must: (i) sign and deliver to the Company a full general release of all claims prepared by the Company (the "General Release"), and any revocation period, if any, applicable to the General Release must have expired, each within the time period specified by the Company, (ii) cooperate with the orderly transfer of your duties as requested by the Company and; (iii) return all Company property by a date specified by the Company. For the avoidance of doubt, upon any termination of your employment you shall be entitled to payment of your base salary through your termination date, payment of any accrued but unused vacation days (if required by law and only to the extent you have any vacation days accrued in accordance with the Company's then-current vacation policy), reimbursement of any unreimbursed business expenses, and any vested benefits or entitlements pursuant to any applicable Company plan, policy or other agreement. All Severance Pay or other post-termination compensation is, in each case, subject to required withholding.

6.Proprietary Information and Inventions Agreement. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement (Technical Employees) with the Company, a copy of which is attached hereto as Exhibit A and which you are executing at the same time as this Agreement (the "PIIA").

PELOTON
7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. The "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.Tax Matters.

(a)Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(c)Section 409A. It is the intent of the parties that this Agreement is interpreted such that it is either exempt from or complies with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") in a manner which does not impose any additional taxes, interest or penalties on you pursuant to Section 409A of the Code and its implementing notices and regulations and it shall be interpreted consistent with this intent. Each salary continuation payment under Section S is hereby designated as a separate payment. Notwithstanding any other provision of this Agreement to the contrary, any payment or benefit described herein which represents a "deferral of compensation" within the meaning of Section 409A of the Code shall only be paid or provided to you if you have incurred a "separation from service" in accordance with Section 409A of the Code. If the Company determines that you are a "specified employee" under Section 409A{a)(2){B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section S, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following
(x)expiration of the six-month period measured from your "separation from service" date or
(y)the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

9.Interpretation, Amendment and Enforcement. This Agreement and the PIIA constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the

PELOTON
resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company {the "Disputes") will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute. This Agreement shall be binding upon and inure to the benefit of the Company and you and your respective successors and assigns.

* * * *

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this Agreement and returning it to me.

SIGNATURES ON NEXT PAGE

PELOTON

If you have any questions, please feel free to reach out.

Kind Regards,

PELOTON INTERACTIVE, INC.

Title: Chief Executive Officer

I have read and accept this employment offer:

Signature of Employee

Dated: February 7, 2017

ATTACHMENTS:

Exhibit A Proprietary Information and Inventions Agreement (Technical Employees)